Exhibit 10.22

Mr. John R. Kinzer Director 2711 N, Haskell Avenue, Suite 100 Dallas, TX 75204

May 11, 2010

Ms. Edie Amos

2127 North Cleveland

Chicago, IL 60614

Dear Edie,

On behalf of Del Frisco’s Restaurant Group, it’s with great pleasure that we extend to you an offer for the position of Chief Operating Officer, reporting to Mark Mednansky, the CEO. The Board and I believe you have the personal and professional qualifications to make significant contributions to the continued success of the Company as we continue our growth and expansion of the Del Frisco’s and Sullivan’s brands.

Here are the general terms of our offer:

•	Title of Chief Operating Officer

•	Annual Salary of $290,000 to commence on a date that is still to be determined between you and the Company

•	Bonus Potential:

•	Bonus Potential of up to 50% of annul salary

•	Details of Bonus Plan are approved annually by the Board of Directors

•	You are eligible for a full bonus plan for 2010

•	Paid vacation of four weeks to accrue annually from employment date with no carry over to following calendar year without approval.

•	Option to participate in Del Frisco’s Restaurant Group health insurance program at no cost to employee.

•	Car allowance of $1,000 per month and the reimbursement of all fuel costs.

•	Option to participate in company’s Deferred Compensation Plan which includes a Company match of 50% of the employee’s contributions up to 20% of the employee’s salary.

•

Opportunity to participate is a long term incentive compensation plan currently being developed that will generate an estimated stock and cash interest in DFRG of greater that $800,000 assuming a sale and company valuation of approximately $295,000,000.

Del Frisco Restaurant Group

•	Severance of one year if terminated for any reason other than cause which will be outlined in your employment agreement.

•	The Company will pick-up moving expenses in accordance with Company policy for C- level executives which includes among other things:

•	The cost of moving your household items from your current home to a location in or around Southlake,

•	Three paid trips to the Southlake area to search for a new home and

•	Reimbursement of real estate broker commission on selling your old home.

•	Three months of temporary housing

I’m excited about your enthusiasm to join our team. I look forward to a long and profitable relationship. If you are in agreement with the terms listed above, please sign and return a copy of this letter via email to me or call me so we can discuss further.

Sincerely,

/s/ John Kinzer
John Kinzer
Board Member
Del Frisco’s Restaurant Group

cc:	Mark Mednansky

Chief Executive Officer

Jon W. Howie

Chief Financial Officer

This will acknowledge my acceptance of the terms of employment set forth in this offer of employment and my voluntarily agreement to them:

BY:	/s/ Edie Ames	Date:	5-12-10
Edie Ames